Exhibit 10(c)
SIXTH AMENDED AND RESTATED
SYSCO CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS	2
ARTICLE II ELIGIBILITY	9
2.1 Initial and Continued Eligibility	9
2.2 Frozen Participation	9
2.3 Frozen Participation Deemed Active Participation	9
2.4 Renewed Eligibility	9
ARTICLE III VESTING	10
3.1 Vesting	10
ARTICLE IV RETIREMENT BENEFIT	12
4.1 Calculation of Retirement Benefit	12
4.2 Time of Payment	13
4.3 Form of Payment	14
4.4 Temporary Social Security Supplement	14
4.5 Beneficiary for the Ten-Year Certain Payment	15
ARTICLE V DEATH BENEFIT	16
5.1 Death Prior to Participant Attaining Age 55/60	16
5.2 Death at or After Participant Attains Age 55/60 While Still Employed or After a Change of Control that Occurs While He Is Employed	16
5.3 Death After Vested Termination but Prior to Commencement of Retirement Benefits	17
5.4 Death Prior to Commencement of Retirement Benefits Under Early Payment Criteria or After Commencement of Retirement Benefits	18
5.5 Death While Participation is Frozen	18
5.6 Beneficiary Designation	19
ARTICLE VI PROVISIONS RELATING TO ALL BENEFITS	21
6.1 Effect of This Article	21
6.2 Termination of Employment	21
6.3 Limitation on Benefits Applicable to Each Participant Whose Participation is Frozen	21
6.4 No Duplication of Benefits	21
6.5 Forfeiture for Cause	21
6.6 Forfeiture for Competition	22
6.7 Restrictions on any Portion of Total Payments Determined to be Excess Parachute Payments	23
6.8 Benefits upon Re-Employment	23
6.9 Claims Procedure	23

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SIXTH AMENDED AND RESTATED
SYSCO CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
          WHEREAS, Sysco Corporation (“Sysco”) and its subsidiaries established the Sysco Corporation Supplemental Executive Retirement Plan (the “Plan”), effective July 3, 1988, to provide for certain highly compensated management personnel a supplement to their retirement pay so as to retain their loyalty and to offer a further incentive to them to maintain and increase their standard of performance;
          WHEREAS, Sysco’s board of directors (the “Board of Directors”), the Committee (as defined in the Plan), or their designees may, to the extent permitted by Section 9.1 of the Plan, amend the Plan at any time by an instrument in writing;
          WHEREAS, the American Jobs Creation Act of 2004 added Section 409A to the Internal Revenue Code of 1986, as amended (the “Code”), and Section 409A of the Code imposes certain restrictions on compensation deferred on and after January 1, 2005; and
          WHEREAS, the Board of Directors has determined that it is in the best interests of Sysco and the Plan participants to amend the Plan to provide for certain expanded rights related to early retirement benefits; and
          WHEREAS, the Board of Directors has also determined that it is in the best interests of Sysco and the Plan participants to amend and restate the Plan to comply with Section 409A of the Code with respect to all benefits provided under the Plan, without regard to when such benefits became earned and vested, and to make certain other changes and clarifications to the Plan.
          NOW, THEREFORE, Sysco hereby amends and restates the Sysco Corporation Supplemental Executive Retirement Plan as follows:
ARTICLE I
DEFINITIONS
     Accrued Benefit. “Accrued Benefit” means, for all purposes other than determining a Participant’s frozen Accrued Benefit as of any date, the retirement benefit calculated under Section 4.1 with Final Average Compensation, the offsets for benefits provided by certain other qualified or registered defined contribution and qualified or registered defined benefit plans, and Credited Service determined as of such date, but with the offset for the Primary Social Security Benefit and the Canadian Pension Plan benefit determined as described in other Sections of this document. “Accrued Benefit” means, for purposes of determining a Participant’s frozen Accrued Benefit as of any date, the retirement benefit calculated under

Section 4.1 with Final Average Compensation and Credited Service determined as of the date the Participant’s participation in this Plan is frozen, but with the offsets for benefits provided by certain other qualified or registered defined contribution and qualified or registered defined benefit plans determined as of the date of his Retirement or his earlier termination of employment with the Company, and the offset for the Primary Social Security Benefit and the Canadian Pension Plan benefit determined as described in other Sections of this document.
     Actuarial Equivalent or Actuarially Equivalent Basis. “Actuarial Equivalent” or “Actuarially Equivalent Basis” means an equality in value of the aggregate amounts expected to be received under different forms of payment based on the same mortality and interest assumptions. For this purpose, the mortality and interest rate assumptions used in computing annuity benefits under the Pension Plan shall be used. If there is no Pension Plan, the actuarial assumptions to be used shall be selected by an actuarial firm chosen by the Committee. Such actuarial firm shall select such actuarial assumptions as would be appropriate for the Pension Plan if the Pension Plan remained in existence with its last participant census.
     Affiliate. “Affiliate” means any entity with respect to which SYSCO beneficially owns, directly or indirectly, at least 50% of the total voting power of the interests of such entity and at least 50% of the total value of the interests of such entity.
     Beneficiary. “Beneficiary” means a person or entity designated by the Participant under the terms of this Plan to receive any amounts distributed under the Plan upon the death of the Participant.
     Board of Directors. “Board of Directors” means the Board of Directors of Sysco.
     Change of Control. “Change of Control” means the occurrence of one or more of the following events:
          (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Act) of 20% or more of either (i) the then-outstanding shares of SYSCO common stock (the “Outstanding SYSCO Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of SYSCO entitled to vote generally in the election of directors (the “Outstanding SYSCO Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from SYSCO, (2) any acquisition by SYSCO, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by SYSCO or any Affiliate, or (4) any acquisition by any corporation; pursuant to a transaction that complies with Sections (c)(i), (c)(ii) and (c)(iii), below;
          (b) Individuals who, as of November 10, 2005, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to November 10, 2005 whose election, or nomination for election by SYSCO’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;
          (c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving SYSCO or any of its Affiliates, a sale or other disposition of all or substantially all of the assets of SYSCO, or the acquisition of assets or stock of another entity by SYSCO or any of its Affiliates (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding SYSCO Common Stock and the Outstanding SYSCO Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns SYSCO or all or substantially all of SYSCO’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding SYSCO Common Stock and the Outstanding SYSCO Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of SYSCO or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such

Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or
     (d) Approval by the stockholders of SYSCO of a complete liquidation or dissolution of SYSCO.
     Claimant. “Claimant” shall have the meaning set forth in Section 6.9.
     Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     Company. “Company” means Sysco and any Subsidiary that has adopted the Plan with the approval of the Committee, pursuant to Section 8.1.
     Committee. “Committee” means the persons who are from time to time serving as members of the committee administering this Plan.
     Credited Service. “Credited Service” means service with Sysco and its Subsidiaries for which the Participant is awarded credited service under the Pension Plan for vesting purposes or would have been awarded Credited Service under the Pension Plan for vesting purposes if the Pension Plan covered employees working outside of the United States, except under the circumstances described below, in which event, the rules set forth for each circumstance would be applicable to that circumstance only:
          (a) If (i) a Participant is terminated as a result of a Disability, (ii) the Participant has a vested interest in his Accrued Benefit at the time of such termination, and (iii) the Participant’s participation is not frozen at the time of such termination, the Participant shall continue to be awarded Credited Service for vesting purposes under Article III until the Participant attains age sixty-five (65) if the Disability continues, but he shall not continue to be awarded Credited Service for benefit accrual purposes under Section 4.1 or for purposes of meeting the Early Payment Criteria under Section 4.2.
          (b) If a Participant is terminated as a result of a Disability (i) but does not have a vested interest in his Accrued Benefit at the time of such termination, or (ii) when his participation is frozen under Section 2.2, the Participant shall not continue to be awarded Credited Service for any purpose under this Plan.
          (c) If a Participant’s participation in this Plan is frozen, the Participant shall continue to be awarded Credited Service, for vesting purposes under Article III (including the special “age 62” vesting described in Section 3.1(c)) and for purposes of determining whether the Participant has satisfied the Early Payment Criteria set forth in Section 4.2(b), during the period the Participant is still employed by an adopting Company and his participation is frozen, but he shall not continue to be awarded Credited Service during such period for benefit accrual purposes under Section 4.1.
          (d) If a Participant’s participation in this Plan is frozen, but he remains employed by an adopting Company and then later again becomes eligible to participate in the Plan, the Participant shall be awarded Credited Service for the intervening period for all purposes.
Notwithstanding any provisions hereof to the contrary, the Compensation Committee of the Board of Directors may, in its sole discretion, award additional Credited Service, years of age, and/or years of Management Incentive Plan participation for purposes of vesting and/or benefit accrual, if it determines that a situation warrants such an award.
     Disability. “Disability” means that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period not less than three (3) months under an accident and health plan covering employees of the Company; or (iii) has been determined by the Social Security Administration to be totally disabled.
     Early Payment Criteria. “Early Payment Criteria” shall have the meaning set forth in Section 4.2(b).
     Eligible Earnings. “Eligible Earnings” means:
          (a) (i) the salary, plus (ii) any amount under the Management Incentive Plan, that is paid to a Participant by the Company with respect to a given Plan Year ending prior to July 3, 2005 (including any amount deferred under the Sysco Corporation Executive Deferred Compensation Plan).
          (b) (i) the salary, plus (ii) any amount under the Management Incentive Plan, that is paid to a Participant by the Company with respect to a given Plan Year ending after July 2, 2005 (including any amount deferred under the Sysco Corporation Executive Deferred Compensation Plan, but excluding any amounts related to “Additional Shares” or “Additional Cash Bonus” (as such terms are defined in the Management Incentive Plan)).
          (c) Notwithstanding (a) and (b), above, for purposes of calculating a Protected Participant’s Protected Benefit, “Eligible Earnings” shall have the meaning set forth in (a), above, except that the Plan Year date restrictions set forth therein shall not apply (i.e., the Eligible Earnings definition set forth in (a) shall apply without regard to when such amounts were paid or earned).
     ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     Final Average Compensation. “Final Average Compensation” means a Participant’s average monthly Eligible Earnings from the Company for the five (5) successive Plan Years that yield the highest average monthly rate of Eligible Earnings for the Participant out of the ten (10) Plan Years next preceding the earliest to occur of: (i) a Participant’s participation in this Plan being frozen, (ii) a Change of Control, unless the employee remains an employee of the Company and a Participant for the Plan Year in which a Change of Control occurs and the next succeeding three (3) Plan Years, or (iii) the earliest to occur of his death, Disability, or Retirement. For purposes of determining Final Average Compensation, (x) if a Participant has participated in the Plan for less than ten (10) Plan Years, his Eligible Earnings for Plan Years prior to the Plan Year in which he commenced participation in the Plan (to the extent necessary to have ten (10) Plan Years of Eligible Earnings) shall be included, and (y) Eligible Earnings shall not include any bonus not paid pursuant to the Management Incentive Plan, or any compensation earned during the period of time prior to which (I) the Participant was employed by Sysco or a Subsidiary or (II) the Company became a Subsidiary.
     Identification Date. “Identification Date” means December 31. The Committee may, in its discretion, change the Identification Date; provided, however, that any change to the Plan’s identification date may not take effect for at least twelve (12) months after the date of the Plan amendment authorizing such change.
     Management Incentive Plan. “Management Incentive Plan” means the Sysco Corporation 1995 Management Incentive Plan, the Sysco Corporation 2000 Management Incentive Plan, and the Sysco Corporation 2005 Management Incentive Plan, as each may be amended from time to time, and any successor plan.
     Participant. “Participant” means an employee of a Company who is eligible for and is participating in the Plan, and any other current or former employee of a Company who is entitled to a benefit under this Plan.
     Pension Plan. “Pension Plan” means the Sysco Corporation Retirement Plan, a defined benefit plan qualified under Section 401(a) of the Code, and any U.S. qualified, defined benefit pension plan successor thereto.
     Plan. “Plan” means the Sysco Corporation Supplemental Executive Retirement Plan set forth in this document, as amended from time to time.

     Plan Year. “Plan Year” means the period that coincides with the fiscal year of Sysco. Sysco has a 52/53 week fiscal year beginning on the Sunday next following the Saturday closest to June 30th of each calendar year.
     Primary Social Security Benefit. “Primary Social Security Benefit” means the amount commencing at the date of benefit commencement under the Plan, or, if later, the date a Social Security retirement benefit is first payable to the Participant, for those Participants who retire or whose employment with the Company is otherwise terminated at a time when they have a vested interest on or before age sixty-five (65), or at the time of Retirement for all others, as a monthly old-age benefit for the Participant under the Federal Social Security Act or any similar federal act or acts in effect at the time of the Participant’s termination of employment, whether or not payment of the amount is delayed, superseded, or forfeited because of failure to apply or for any other reason. The amount of the monthly old-age benefit shall be determined based upon the pay and employment data that may be furnished by the Company and/or the Participant concerned. If a Participant terminates employment with the Company before age sixty-five (65), it shall be assumed that he had no compensation after termination. Any pay for periods prior to the earliest data furnished shall be estimated by applying a salary scale factor projected backward, and the salary scale applied for this purpose shall be the actual change in average wages from year to year as determined by the Federal Social Security Administration.
     Protected Benefit. “Protected Benefit” shall mean, for all Plan Years with respect to a Protected Participant, the benefit calculated under Section 4.1(a) using Section (c) the definition of Eligible Earnings.
     Protected Participant. “Protected Participant” means an individual who, as of July 3, 2005, was a Participant who had (a) attained age sixty (60), or (b) attained age fifty-five (55) and had been a participant in the Management Incentive Plan for at least ten (10) years.
     Retirement. With respect to Plan Years ending prior to July 3, 2005, “Retirement” means the retirement of a Participant from the Company on or after age sixty (60) under Company policy. With respect to Plan Years ending after July 2, 2005, “Retirement” means the retirement of a Participant from the Company on or after age fifty-five (55) under Company policy.
     Section 409A. “Section 409A” means Section 409A of the Code. References herein to “Section 409A” shall also include any regulatory and other interpretive authority promulgated under Section 409A of the Code.
     Securities Act. “Securities Act” means the Securities Exchange Act of 1934, as amended from time to time.

     Separation from Service. “Separation from Service” means “separation from service” within the meaning of Section 409A.
     Specified Employee. “Specified Employee” means a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code. By way of clarification, a “specified employee” means a “key employee” (as defined in Section 416(i) of the Code, disregarding Section 416(i)(5) of the Code) of the Company. A Participant shall be treated as a key employee if he meets the requirements of Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the twelve (12) month period ending on an Identification Date. If a Participant is a key employee as of an Identification Date, he shall be treated as a Specified Employee for the twelve (12) month period beginning on the first day of the fourth month following such Identification Date.
     Subsidiary. “Subsidiary” means (a) any corporation which is a member of a “controlled group of corporations” which includes Sysco, as defined in Code Section 414(b), (b) any trade or business under “common control” with Sysco, as defined in Code Section 414(c), (c) any organization which is a member of an “affiliated service group” which includes Sysco, as defined in Code Section 414(m), (d) any other entity required to be aggregated with Sysco pursuant to Code Section 414(o), and (e) any other organization or employment location designated as a “Subsidiary” by resolution of the Board of Directors.
     Sysco. “Sysco” means Sysco Corporation, the sponsor of this Plan.
     Total Payments. “Total Payments” means all payments or benefits received or to be received by a Participant within the meaning of Section 280G of the Code in connection with a Change of Control of Sysco under the terms of this Agreement or the Sysco Corporation Executive Deferred Compensation Plan, and in connection with a Change of Control of Sysco under the terms of any stock option plan or any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a Change of Control or any person affiliated with the Company or who as a result of the completion of transactions causing a Change of Control become affiliated with the Company within the meaning of Section 1504 of the Code, taken collectively.
     Treasury Regulations. “Treasury Regulations” means the Federal Income Tax Regulations, and to the extent applicable, any Temporary or Proposed Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II
ELIGIBILITY
     2.1 Initial and Continued Eligibility. Each employee of a Company who is a participant in the Management Incentive Plan is eligible to participate in this Plan. Once an employee has qualified to participate in this Plan, the employee shall continue his participation as long as he remains a participant in the Management Incentive Plan or the Committee determines that his failure to participate in the Management Incentive Plan shall not affect his eligibility to continue his participation in this Plan. But, if a Participant is no longer a participant in the Management Incentive Plan and the Committee does not make such participation-continuation determination, the Participant shall immediately become ineligible to participate in this Plan.
     2.2 Frozen Participation. If an employee who is a Participant later becomes ineligible to continue to participate but still is employed by an adopting Company, his Accrued Benefit shall be frozen as of the last day of the Plan Year prior to the Plan Year during which he initially became ineligible to participate. Such Participant shall be entitled to that frozen Accrued Benefit upon Retirement, should he fulfill the requirements of Articles III and IV. The frozen Accrued Benefit shall be payable at the time and in the form set out in Article IV. However, if any of the events described in Article VI should occur, the Participant whose participation is frozen shall then have his frozen Accrued Benefit either restricted in amount or forfeited.
     2.3 Frozen Participation Deemed Active Participation. If a Participant’s participation in this Plan is frozen after a Change of Control and the Participant dies or is terminated from the employ of the Company by the then management within four (4) years after that Change of Control, the freeze shall be ineffective as to that Participant, and he shall be treated for all purposes as if his participation had never been frozen.
     2.4 Renewed Eligibility. If an employee who is a Participant becomes ineligible to continue to participate but remains employed by an adopting Company and then later again becomes eligible to participate, the Participant shall have his Final Average Compensation computed as though the freeze had never occurred, and he shall be treated for all purposes as though he had not had his participation interrupted. Thereafter, he shall become entitled to benefits as before if he fulfills the requirements of Article III and IV or V.
ARTICLE III
VESTING
     3.1 Vesting. A Participant shall vest in his Accrued Benefit according to the following provisions of this Section 3.1:

          (a) With respect to Plan Years that end prior to July 3, 2005, a Participant must have ten (10) years or more of Credited Service, excluding any Credited Service before the later of the first date of hire by the Company or the date of acquisition by Sysco or a Subsidiary of the company for which the Participant then worked, in order to be vested in his Accrued Benefit. Such a Participant shall be vested in his Accrued Benefit according to the following vesting schedule.

Participant’s Attained
Age Upon Termination
of Credited Service	Vested Percentage
Less than 60	0%
60 but less than 61	50%
61 but less than 62	60%
62 but less than 63	70%
63 but less than 64	80%
64 but less than 65	90%
65 or more	100%
          (b) With respect to Plan Years that end after July 2, 2005, a Participant must be at least age fifty-five (55) and must have been a participant in the Management Incentive Plan for at least fifteen (15) years in order to be vested in his Accrued Benefit. A Participant who is age fifty-five (55) and who has been a participant in the Management Incentive Plan for fifteen (15) years shall be 50% vested in his Accrued Benefit, and he shall be vested in his Accrued Benefit (i) an additional 5% for each full year of his age in excess of fifty-five (55) as of the date of his distribution event, and (ii) an additional 5% for each full year of his participation in the Management Incentive Plan in excess of fifteen (15). By way of clarification, with respect to Plan Years that end after July 2, 2005, a Participant shall be vested in his Accrued Benefit according to the following vesting schedule.

Participant’s Combined Age as of His
Distribution Event and Years of Participation
in the Management Incentive Plan	Vested Percentage
Less than 70	0%
70	50%
71	55%
72	60%
73	65%
74	70%
75	75%
76	80%
77	85%
78	90%
79	95%
80 or more	100%

Notwithstanding the foregoing provisions of this Section 3.1(b) to the contrary, if applying the provisions of Section 3.1(a) would result in a Participant having a higher vested percentage than he would if the foregoing provisions of this Section 3.1(b) were applied, the provisions of this Section 3.1(a) shall apply in lieu of the foregoing provisions of this Section 3.1(b).
          (c) Notwithstanding Sections 3.1(a) and 3.1(b) to the contrary, any Participant (i) who is at least age sixty-two (62) upon termination of employment with the Company, (ii) who has completed at least twenty-five (25) years of Credited Service (excluding any Credited Service before the later of the Participant’s first date of hire by the Company or the acquisition by Sysco or a Subsidiary of the company for which the Participant then worked), and (iii) who has been a participant in the Management Incentive Plan for at least fifteen (15) years, shall be 100% vested in his Accrued Benefit.
          (d) Notwithstanding any provision of this Section 3.1 to the contrary, if a Change of Control occurs, each Participant shall immediately vest 100% in his Accrued Benefit, effective as of the date of the Change of Control, and each Participant shall be 100% vested in any Accrued Benefit which accrues after the date of the Change of Control, and such vesting shall apply without regard to the Participant’s years of Credited Service or his satisfaction of any vesting schedule.
          (e) The Compensation Committee of the Board of Directors, within its sole discretion, may accelerate vesting and may award Credited Service, years of age, and/or years of Management Incentive Plan participation for vesting purposes as provided in the Credited Service definition when it determines that specific situations warrant such action.
          (f) Notwithstanding anything herein to the contrary, a Participant who is terminated as a result of a Disability shall not continue to be awarded years of age or Management Incentive Plan participation with respect to such period of termination for vesting purposes under this Article III (without regard to whether such Disability continues during such period); such Participant’s vesting percentage shall, however, continue to be subject to the foregoing provisions of this Article III, including Section 3.1(b) and the last sentence thereof.
ARTICLE IV
RETIREMENT BENEFIT
     4.1 Calculation of Retirement Benefit. A Participant’s retirement benefit under the Plan shall be calculated in accordance with this Section 4.1.
          (a) With respect to Plan Years ending prior to July 3, 2005, if a Participant retires from the Company on or after age sixty-five (65), or if the Participant’s employment with the Company is terminated prior to age sixty-five (65) as a result of age or Disability and he has a vested interest in his Accrued Benefit at the time of such termination, he shall be entitled to be paid in accordance with Sections 4.2 and 4.3 the vested portion of a monthly benefit equal to 50% of the Participant’s Final Average Compensation offset by the sum of (i), (ii), and (iii), below, which net amount is then reduced by 5% for each full year of Credited Service less than 20 years:
               (i) the monthly benefit for the life of the Participant with ten (10) years certain that can be provided on an Actuarially Equivalent Basis with the vested benefit of the Participant in the Sysco Corporation Employees’ 401(k) Plan and any other qualified defined contribution plan in the United States and/or registered deferred profit sharing plan in Canada sponsored and funded by the Company, a Subsidiary, or a company for which the Participant worked that was acquired by Sysco or a Subsidiary;
               (ii) the monthly benefit for the life of the Participant with ten (10) years certain that can be provided on an Actuarially Equivalent Basis with the vested accrued benefit of the Participant from the Pension Plan and any other qualified defined benefit plan in the United States and/or registered pension plan in Canada sponsored and funded by the Company, a Subsidiary, or a company for which the Participant worked that was acquired by Sysco or a Subsidiary; and
               (iii) the Primary Social Security Benefit available to the Participant and/or the benefit available to the Participant under the Canadian Pension Plan (the government sponsored plan comparable to the federal Social Security System) using the same or similar assumptions used to determine the Primary Social Security Benefit.
In determining the amount of the offset resulting from a Participant’s vested benefit and/or vested accrued benefit, only the benefit derived from contributions of the Company, a Subsidiary, or a company for which the Participant worked that was acquired by Sysco or a Subsidiary, exclusive of any salary deferral contributions, is to be used, and any prior distribution from a Participant’s vested benefit and/or vested accrued benefit, including but not limited to an in-service withdrawal or a qualified domestic relations order distribution, together with interest calculated using the greater of (x) the interest rate used for Pension Plan funding purposes for the most recently completed valuation of the Pension Plan, or (y) the interest rate used for determining Actuarial Equivalence hereunder, shall be added back. In determining the offset described in Section 4.1(a)(i), the Participant’s account balance in such plan (exclusive of any salary deferral contributions) as of the end of the month prior to the month during which the Participant’s distribution event hereunder occurs, together, in the case of a Participant who has not met the Early

Payment Criteria at the time his distribution event occurs, with interest calculated using the greater of (x) the interest rate used for Pension Plan funding purposes for the most recently completed valuation of the Pension Plan, or (y) the interest rate used for determining Actuarial Equivalence hereunder, shall be used. The vested benefit and/or vested accrued benefit is to be computed as if the benefits shall commence as of the later of the date of benefit commencement under the Plan or the date a retirement benefit is first payable to the Participant under the applicable plans without regard to the actual election made by the Participant under any given plan.
          (b) With respect to Plan Years ending after July 2, 2005, the provisions of Section 4.1(a) shall continue to apply, except that (i) the offsets described in subsections (a)(i), (a)(ii), and (a)(iii) thereof shall be applied to a Participant’s Final Average Compensation after the application to such Final Average Compensation of (A) the reduction factor for years of Credited Service less than twenty (20) and (B) the Participant’s vesting percentage, as determined under Article III, and (ii) the amount calculated pursuant to the foregoing provisions of this Section 4.1(b) shall in no event exceed the product of (A) $166,667 (which amount shall be adjusted, with respect to the distribution events described in Section 4.1(a) that occur during Plan Years beginning after July 3, 2005, in accordance with the percentage increase, if any, in the Consumer Price Index for All Urban Consumers (“CPI-U”), as measured from June of the second Plan Year preceding the Plan Year during which such distribution event occurred to June of the Plan Year immediately preceding the Plan Year during which such distribution event occurred) and (B) the Participant’s vesting percentage, as determined under Article III.
          (c) Notwithstanding the foregoing provisions of this Section 4.1, the benefit ultimately received under the Plan by a Protected Participant shall be no less than the Participant’s Protected Benefit (with vesting determined under the provisions of Section 3.1(a)).
     4.2 Time of Payment.
          (a) Except as provided in (b) and (c) below, the monthly retirement benefit shall begin on the first day of the month coincident with or next following the Participant’s sixty-fifth (65th) birthday or actual Retirement, whichever is later, if he survives to the applicable date.
          (b) With respect to a Participant who satisfies the Early Payment Criteria set forth below in either of clauses (i) or (ii), the monthly retirement benefit shall begin as soon as administratively feasible following the first day of the month next following the Participant’s actual Retirement, if he survives to the applicable date.
               (i) A Participant shall satisfy the “Early Payment Criteria” if the Participant has (A) attained age sixty (60), but has not yet attained age sixty-five (65), (B) been a Participant in the

Management Incentive Plan for ten (10) years, and (C) had at least twenty (20) years of Credited Service prior to his actual Retirement, excluding Credited Service before the later of his first date of hire by the Company or the date of acquisition by SYSCO or a Subsidiary of the company for which the Participant then worked.
               (ii) For Plan Years ending after July 2, 2005, a Participant shall satisfy the “Early Payment Criteria” (without regard to whether he has satisfied clause (i) above) if the Participant has attained age fifty-five (55) and has been a Participant in the Management Incentive Plan for at least fifteen (15) years; provided, however, that this Section 4.2(b)(ii) shall not apply with respect to the distribution of a Protected Benefit.
Notwithstanding the foregoing provisions of this Section 4.2(b), a Participant who is terminated as a result of a Disability shall not receive additional Credited Service or be credited with additional years of Management Incentive Plan participation with respect to such period of termination for purposes of this Section 4.2(b) (without regard to whether such Disability continues during such period).
               (c) Notwithstanding any provision of this Section 4.2 to the contrary, if distributions of retirement benefits hereunder to a Participant who is a Specified Employee result from such Participant’s Separation from Service, such distributions shall not commence earlier than the date that is six (6) months after the date of such Participant’s Separation from Service if such earlier commencement would result in the imposition of tax under Section 409A. If distributions to a Participant are delayed because of the six-month distribution delay described in the immediately preceding sentence, such distributions shall commence as soon as administratively feasible following the end of such six-month period, and the aggregate amount of any payments that were delayed because of such six (6) month distribution delay, together with interest on such delayed payments (calculated using the interest rate used for determining Actuarial Equivalence hereunder), shall be paid to the Participant as soon as administratively feasible following the end of such six (6) month period.
     4.3 Form of Payment. For a Participant who is not married at benefit commencement, the form of benefit payment shall be a life only monthly annuity with a period of ten (10) years guaranteed, in an amount calculated in accordance with Section 4.1. For a Participant who is married at benefit commencement, the form of benefit payment shall be a joint and two-thirds survivor monthly annuity with a ten (10) year certain guarantee, in an amount that is the Actuarial Equivalent of the amount calculated in accordance with Section 4.1, whereby a reduced monthly amount is payable for the joint lives of the Participant and his spouse, and a monthly annuity shall continue for the life of the survivor in an amount that equals two-thirds of the monthly amount provided during their joint lives. Notwithstanding the above, during the first ten (10) years of monthly annuity payments, there shall be no reduction in the amount of such payments regardless of the death of either or both the Participant and his Spouse.
     4.4 Temporary Social Security Supplement.

          (a) Notwithstanding anything in the Plan to the contrary, with respect to Plan Years ending prior to July 3, 2005, the monthly retirement benefit of a Participant who retires on or after his sixtieth (60th) birthday but before attainment of age sixty-two (62) and who has met the Early Payment Criteria set forth in Section 4.2(b) shall be calculated in accordance with Section 4.1, including the offset of the age sixty-two (62) Primary Social Security Benefit pursuant to Section 4.1(a)(iii). The monthly benefit payment shall be modified, however, by the Company paying to the Participant each month, in addition to the benefit calculated pursuant to Section 4.1, an amount equal to such Participant’s projected monthly age sixty-two (62) Primary Social Security Benefit, through and including the month in which the Participant’s sixty-second (62nd) birthday or earlier death occurs, but not thereafter.
          (b) With respect to Plan Years ending after July 2, 2005, the provisions of Section 4.4(a) shall apply, except that the reference in Section 4.4(a) to “sixtieth (60th) birthday” shall be replaced with “fifty-fifth (55th) birthday.”
     4.5 Beneficiary for the Ten-Year Certain Payment. If a Participant who receives a life annuity with ten (10) years certain dies prior to completing the ten (10) years certain period, the Beneficiary named by him under Article V for any death benefit that may be payable under that Article shall receive the remaining payments to be made under that annuity form after the Participant’s death. If both a Participant and the Participant’s spouse, who receive the joint and two-thirds survivor annuity with ten (10) year certain die prior to completing the ten (10) years certain period, the Beneficiary named under Article V shall receive the remaining payments to be made under that annuity form after the Participant’s and the Participant’s spouse’s death. Even though a Participant with a frozen Accrued Benefit cannot receive a death benefit under Article V, a Beneficiary designation completed in accordance with Section 5.6, before or after a Participant’s participation is frozen, shall be effective for the purpose of awarding the remaining payments under the ten (10) year certain period.
ARTICLE V
DEATH BENEFIT
     5.1 Death Prior to Participant Attaining Age 55/60.
          (a) With respect to Plan Years that end prior to July 3, 2005, if a Participant’s participation in this Plan is not then frozen and he dies prior to attaining age sixty (60) either (i) while in the employ of the Company or (ii) within four (4) years after a Change of Control, whether he is still employed by the Company or not, the Participant’s designated Beneficiary shall be entitled to receive annually, for a period of ten (10) years, an amount which is equal to 25% of the average annual Eligible Earnings of the Participant for the last three (3) full Plan Years prior to his death or termination, whichever is earlier. Payment of this benefit shall commence within ninety (90) days after the date of the Participant’s death.

          (b) With respect to Plan Years that end after July 2, 2005, the provisions of Section 5.1(a) shall apply, except that the reference in Section 5.1(a) to “age sixty (60)” shall be replaced with “age fifty-five (55).”
     5.2 Death at or After Participant Attains Age 55/60 While Still Employed or After a Change of Control that Occurs While He Is Employed.
          (a) The provisions of this Section 5.2(a) shall apply with respect to Plan Years that end prior to July 3, 2005.
               (i) If a Participant’s participation in this Plan is not then frozen and he dies at or after age sixty (60) either (x) while in the employ of the Company or (y) within four (4) years after a Change of Control that occurs while he is employed, whether or not he is still employed by the Company at the date of death:
                    (A) if the Participant is married at the time of death, the Participant’s designated Beneficiary shall be entitled to receive a monthly annuity for life with a period of ten (10) years certain that can be provided on an Actuarially Equivalent Basis by the greater of (I) the commuted lump-sum value of the benefit which would be payable to the Participant if he had retired and could have begun receiving his retirement benefit under Article IV, using the applicable vesting percentage under Article III as of his date of death, but, except as provided in (ii) below, reducing the benefit by five-ninths (5/9ths) of 1% for each full calendar month by which the first payment precedes the month in which the Participant would have attained age sixty-five (65) so as to discount it for its earlier payment, or (II) the commuted lump-sum value of the benefit the Participant’s designated Beneficiary would have received under Section 5.1 assuming the Participant qualified for it without regard to his age; or
                    (B) if the Participant is single at the time of death, the Participant’s designated Beneficiary shall be entitled to receive a lump-sum payment which is the Actuarial Equivalent of the greater of (I) the commuted lump-sum value of the benefit which would be payable to the Participant if he had retired and could have begun receiving his retirement benefit under Article IV, using the applicable vesting percentage under Article III as of his date of death, but, except as provided in (ii) below, reducing the benefit by five-ninths (5/9ths) of 1% for each full calendar month by which the lump-sum payment precedes the month in which the Participant would have attained age sixty-five (65) so as to discount it for its earlier payment, or (II) the commuted lump-sum value of the benefit the Participant’s designated Beneficiary would have received under Section 5.1, assuming the Participant qualified for it without regard to his age.
               (ii) Notwithstanding the provisions of Sections 5.2(a)(i)(A) and 5.2(a)(i)(B) above, if on the date of the Participant’s death, the Participant would have met the Early Payment Criteria set forth in Section 4.2(b), which would entitle him to receive a monthly retirement benefit prior to his attaining age sixty-five (65) had he retired on the date of his death, the benefit such Participant’s designated Beneficiary would be entitled to under Section 5.2(a)(i)(A)(I) or 5.2(a)(i)(B)(I) above shall not be reduced by five-ninths of 1% for each full calendar month by which the payment(s) precede the month in which the Participant would have attained age sixty-five (65).
          The benefit provided under this Section 5.2(a) shall be paid or payments shall commence, as applicable, within ninety (90) days after the date of the Participant’s death.
          (b) With respect to Plan Years that end after July 2, 2005, the provisions of Section 5.2(a) shall apply, except that the reference in Section 5.2(a) to “age sixty (60)” shall be replaced with “age fifty-five (55).”
     5.3 Death After Vested Termination but Prior to Commencement of Retirement Benefits.
          (a) The provisions of this Section 5.3(a) shall apply with respect to Plan Years that end prior to July 3, 2005. If (w) a Participant’s participation in the Plan is not then frozen, (x) he dies after terminating employment on or after age sixty (60) for age or Disability, (y) death occurs prior to benefit commencement, and (z) no Change of Control occurred while he was still employed and within the four (4) year period ending on the date of his death:
               (i) If the Participant is married at the time of death, the Participant’s designated Beneficiary shall be entitled to receive a monthly annuity equal to the annuity such Beneficiary would have received (including the initial ten (10) year certain guarantee) if the Participant had begun receiving a retirement benefit under Article IV as of the date of the Participant’s death (as if the Participant could have begun receiving the Participant’s benefit as of that date) and then died immediately thereafter. In calculating the Participant’s hypothetical retirement benefit for this purpose, the Participant’s vested percentage as of the Participant’s date of termination shall be used, and the Participant’s benefit shall be reduced for early commencement by five-ninths (5/9ths) of 1% for each full calendar month by which the first payment precedes the month in which the Participant would have attained age sixty-five (65); or
               (ii) If the Participant is single at the time of death, the Participant’s designated Beneficiary shall be entitled to receive a lump-sum payment which is the Actuarial Equivalent of the ten (10) year certain guarantee payment that the Beneficiary would have received if the Participant had begun receiving a retirement benefit under Article IV as of the Participant’s date of death (as if the Participant could have begun receiving the Participant’s benefit as of that date) and then died immediately thereafter. In calculating the Participant’s hypothetical retirement benefit for this purpose the Participant’s vested percentage as of the Participant’s date of termination shall be used and the Participant’s benefit shall be reduced for early commencement by five-ninths (5/9ths) of 1% for each full calendar month by which the lump-sum payment precedes the month in which the Participant would have attained age sixty-five (65).

          (iii) Notwithstanding the provisions of Sections 5.3(a)(i) and 5.3(a)(ii) above, with respect to a Participant who terminates employment on or after age sixty (60) for Disability and who would have met the Early Payment Criteria set forth in Section 4.2(b) at the time of such termination, which would entitle him to receive a monthly retirement benefit prior to his attaining age sixty-five (65) had he retired on the date of his death, the benefit such Participant’s designated Beneficiary would be entitled to under Section 5.3(a)(i) or 5.3(a)(ii) above shall not be reduced by five-ninths of 1% for each full calendar month by which the payment(s) precede the month in which the Participant would have attained age sixty-five (65).
          The benefit provided under this Section 5.3(a) shall be paid or payments shall commence, as applicable, ninety (90) days after the date of the Participant’s death.
          (b) With respect to Plan Years that end after July 2, 2005, the provisions of Section 5.3(a) shall apply, except that the reference in Section 5.3(a) to “age sixty (60)” shall be replaced with “age fifty-five (55).”
     5.4 Death Prior to Commencement of Retirement Benefits Under Early Payment Criteria or After Commencement of Retirement Benefits. Upon the death of a Participant (a) after Retirement pursuant to Section 4.2(b) (satisfaction of the Early Payment Criteria), but prior to commencement of his monthly benefits thereunder, or (b) after benefit commencement, there is no death benefit other than the benefits due under the form of payment applicable to the Participant.
     5.5 Death While Participation is Frozen. The death of a Participant whose participation in the Plan was frozen at the time of his death has the following consequences under the Plan:
          (a) The provisions of this Section 5.5(a) shall apply with respect to Plan Years that end prior to July 3, 2005.
               (i) If such Participant dies after age sixty (60) but prior to age sixty-five (65) and also prior to having met the Early Payment Criteria of Section 4.2(b), there shall be no death benefit.
               (ii) If such Participant dies after Retirement but before commencement of benefits, there shall be no death benefit.
               (iii) If such Participant dies after commencement of benefits there shall be no death benefit other than the benefits due under the form of payment applicable to such Participant.
               (iv) If such Participant dies while actively employed either (x) after age sixty-five (65) or (y) after having met the Early Payment Criteria of Section 4.2(b), the following death benefits shall apply:

                    (A) If the Participant is married at the time of death, the Participant’s designated Beneficiary shall be entitled to receive a monthly annuity equal to the annuity the Beneficiary would have received (including the initial ten (10) year certain guarantee) had the Participant retired on the Participant’s date of death, begun receiving a retirement benefit under Article IV, and then died immediately thereafter; or
                    (B) If the Participant is single at the time of death, the Participant’s designated Beneficiary shall be entitled to receive the ten (10) year certain guarantee payments that such Beneficiary would have received had the Participant retired on the Participant’s date of death, begun receiving a retirement benefit under Article IV, and then died immediately thereafter.
          (b) With respect to Plan Years that end after July 2, 2005, the provisions of Section 5.5(a) shall apply, except that the reference in Section 5.5(a) to “age sixty (60)” shall be replaced with “age fifty-five (55).”
     5.6 Beneficiary Designation.
          (a) Upon entering the Plan, each Participant shall file with the Committee a designation of one or more Beneficiaries to whom the death benefit provided by this Article V shall be payable in the event of the Participant’s death. The designation shall be effective upon receipt by the Committee of a properly executed form which the Committee has approved for that purpose, and shall remain in force until revoked or changed by the Participant. The Participant may from time to time revoke or change any designation of Beneficiary by filing another approved Beneficiary designation form with the Committee. In the case of a married Participant, any Beneficiary designation which designates any person or entity other than the Participant’s spouse must be consented to by the spouse in writing in a form acceptable to the Committee in order to be effective.
          (b) Upon the commencement of benefits under Article IV, the Participant shall designate one or more Beneficiaries to receive the remaining period certain payments, which designation shall be made and modified in accordance with the procedures set forth in Section 5.6(a). If the Participant does not designate one or more Beneficiaries to receive the remaining period certain payments upon the commencement of benefits, the Beneficiaries designated by the Participant upon entering the Plan shall be the Participant’s Beneficiaries for purposes of the remaining period certain payments. A spouse of a Participant may not change the Beneficiaries designated by the Participant, including the Beneficiaries to whom the remaining period certain payments may be paid; provided, however, that a spouse of a Participant who is receiving the survivor annuity provided under Section 4.3 may change the Beneficiaries designated by the Participant if all such Beneficiaries have predeceased the Participant or otherwise cease to exist.

          (c) If there is no valid designation of Beneficiary on file with the Committee at the time of the Participant’s death, or if all of the Beneficiaries designated in the last Beneficiary designation have predeceased the Participant or otherwise cease to exist, the Beneficiary shall be the Participant’s spouse, if the spouse survives the Participant, or otherwise the Participant’s estate. A Beneficiary must survive the Participant by thirty (30) days in order to be considered to be living on the date of the Participant’s death. If any Beneficiary survives the Participant but dies or otherwise ceases to exist before receiving all payments due under Article IV or this Article V, the balance of the payments that would have been paid to that Beneficiary shall, unless the Participant’s designation provides otherwise, be distributed to the deceased individual Beneficiary’s estate or to the Participant’s estate in the case of a Beneficiary which is not an individual.
ARTICLE VI
PROVISIONS RELATING TO ALL BENEFITS
     6.1 Effect of This Article. The provisions of this Article shall control over all other provisions of this Plan.
     6.2 Termination of Employment. Termination of employment for any reason prior to the Participant’s vesting under Article III or Article V, if applicable, shall cause the Participant and all Beneficiaries holding under the Participant to forfeit all interest in and under this Plan.
     6.3 Limitation on Benefits Applicable to Each Participant Whose Participation is Frozen. The benefit provided under Article IV of this Plan is limited in amount, in the case of each Participant whose participation in this Plan is frozen at the time he becomes entitled to the benefit, so that the benefit shall not exceed the Participant’s frozen Accrued Benefit, if the frozen Accrued Benefit is less than the benefit that would otherwise be provided without this limitation.
     6.4 No Duplication of Benefits. It is not intended that there be any duplication of benefits. Therefore, if a Participant has met the requirements of Article IV and has survived to the age specified under such Article or, if later, actual Retirement, then the Participant, his spouse, and/or his Beneficiary shall only receive a benefit under that Article. If a Participant dies before attaining the age specified in Article IV or, if later, actual Retirement, the Participant’s Beneficiary shall only receive a benefit if the Beneficiary qualifies for one under Article V. But, in no event shall a Participant, a Participant’s spouse, and/or Beneficiary qualify for a benefit under both of Articles IV and V.
     6.5 Forfeiture for Cause. If the Committee finds, after full consideration of the facts presented on behalf of both the Company and a former Participant, that the Participant was discharged by the Company for fraud, embezzlement, theft, commission of a felony, proven dishonesty in the course of his employment by the Company which damaged the Company, or for disclosing trade secrets of the

Company, the entire benefit accrued for the benefit of the Participant and/or his Beneficiaries shall be forfeited even though it may have been previously vested under Article III or V. The decision of the Committee as to the cause of a former Participant’s discharge and the damage done to the Company shall be final. No decision of the Committee shall affect the finality of the discharge of the Participant by the Company in any manner. Notwithstanding the foregoing, the forfeiture created by this Section shall not apply to a Participant or former Participant discharged during the Plan Year in which a Change of Control occurs, or during the next three (3) succeeding Plan Years following the Plan Year in which a Change of Controls occurs unless an arbitrator selected to review the Committee’s findings agrees with the Committee’s determination to apply the forfeiture. The arbitrator shall be selected by permitting each of the Company and the Participant to strike one name each from a panel of three (3) names obtained from the American Arbitration Association. The person whose name is remaining shall be the arbitrator.
     6.6 Forfeiture for Competition.
          (a) General Noncompetition Provisions. If, at the time a distribution is being made or is to be made to a Participant, the Committee finds, after full consideration of the facts presented on behalf of the Company and the Participant, that the Participant has engaged in any of the conduct set forth below in paragraphs (i), (ii), or (iii) of this Section 6.6(a), the entire benefit remaining to be paid to the Participant and/or his Beneficiaries shall be forfeited, even though it may have been previously vested under Article III or V; provided, however, that this Section 6.6(a) shall not apply to any Participant whose termination of employment from the Company occurs during the Plan Year in which a Change of Control occurs or during the next three (3) succeeding Plan Years following the Plan Year in which a Change of Control occurs.
               (i) At any time within five (5) years after his termination of employment from the Company, and without written consent of the Sysco’s Chief Executive Officer or General Counsel, Participant directly or indirectly owns, operates, manages, controls, or participates in the ownership, management, operation, or control of, or is employed by, or is paid as a consultant or other independent contractor by, a business which competes with the Company by which he was formerly employed in a trade area served by the Company at the time distributions are being made or to be made and in which the Participant had represented the Company while employed by it; and the Participant continues to be so engaged sixty (60) days after written notice has been given to him by or on behalf of the Company.
               (ii) At any time within five (5) years after his termination of employment from the Company, Participant makes any disparaging comments or accusations detrimental to the reputation, business, or business relationships of SYSCO (as reasonably determined by the Company), and the Participant fails to retract such comments or accusations within sixty (60) days after written notice demanding such retraction has been provided to him by or on behalf of the Company.

               (iii) Participant (A) fails to return to the Company, immediately upon request, any and all trade secrets or confidential information or any portion thereof and all materials relating thereto in his possession, or (B) at any time within five (5) years after his termination of employment from the Company, fails to hold in confidence or reproduces, distributes, transmits, reverse engineers, decompiles, disassembles, or transfers, directly or indirectly, in any form, by any means, or for any purpose, any Company trade secrets or confidential information or any portion thereof or any materials relating thereto.
          (b) Individual Agreements Regarding Noncompetition. Notwithstanding anything in Section 6.6(a) to the contrary, Sysco, in its sole discretion, may require a Participant to enter into a noncompetition agreement, the noncompetition covenants of which shall be substantially in the form attached hereto as Exhibit A or B (as applicable to the Participant’s employment with Sysco or a Subsidiary) upon his termination of employment with the Company. If Sysco requires such an individual noncompetition agreement, the Participant’s execution of such agreement shall be a precondition to the receipt of benefits hereunder, and the terms of such agreement shall supersede any inconsistent provisions of Section 6.6(a). Sysco shall have sixty (60) days following a Participant’s termination of employment with the Company to present such Participant with a noncompetition agreement. Within sixty (60) days following Sysco’s presentation of such agreement to the Participant, the Participant shall execute and return such agreement to Sysco’s General Counsel. If the Participant fails to execute and return such agreement to Sysco’s General Counsel within such sixty (60) day period, the entire benefit remaining to be paid to the Participant and/or his Beneficiaries after the end of such sixty (60) day period shall be forfeited, even though it may have been previously vested under Article III or V.
     6.7 Restrictions on any Portion of Total Payments Determined to be Excess Parachute Payments. In the event that any payment or benefit received or to be received by a Participant in connection with a “change of control” (as defined in Section 280G of the Code and the regulations thereunder) of Sysco or the termination of his employment by the Company would not be deductible, whether in whole or in part, by the Company or any Affiliate, as a result of Section 280G of the Code, the benefits payable under this Plan shall first be reduced until no portion of the Total Payments is not deductible as a result of Section 280G of the Code, or the benefits payable under this Plan have been reduced to zero. The reduction in benefits payable under this Plan shall be determined by reducing the percentage in which the Participant is vested in his Accrued Benefit. If any further reduction is necessary, the benefits payable under the Sysco Corporation Executive Deferred Compensation Plan shall then be reduced under the terms of that Plan. In determining this limitation: (a) no portion of the Total Payments which the Participant has waived in writing prior to the date of the payment of benefits under this Plan shall be taken into account, (b) no portion of the Total Payments which tax counsel, selected by the Company’s independent auditors and acceptable to the Participant, determines not to constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code shall be taken into account, (c) no portion of the Total Payments which tax counsel, selected by the Company’s independent auditors and acceptable to the Participant, determines to be reasonable compensation for services rendered within the meaning of Section 280G(b)(4) of the Code shall be taken into account,

(c) no portion of the Total Payments which tax counsel, selected by the Company’s independent auditors and acceptable to the Participant, determines to be reasonable compensation for services rendered within the meaning of Section 280G(b)(4) of the Code shall be taken into account, and (d) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company’s independent auditors in accordance with Sections 280G(d)(3) and (4) of the Code. Notwithstanding anything herein or otherwise to the contrary, the Compensation and Stock Option Committee of the Board of Directors, may, within its sole discretion and pursuant to an agreement approved by the Compensation and Stock Option Committee, waive application of this Section 6.7, when it determines that specific situations warrant such action.
     6.8 Benefits upon Re-Employment. If a former Participant who is receiving benefit payments under this Plan is re-employed by the Company, the payment of the benefit shall continue during his period of re-employment. The re-employed former Participant’s benefit shall not be changed as a result of his re-employment.
     6.9 Claims Procedure. Any person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (referred to hereinafter as a “Claimant”) must file a written request for such benefit with the Committee; provided, however, that any claim involving entitlement to, the amount of or the method of timing of payment of a benefit affected by a Change of Control shall be governed by Section 7.3(d)(1). Such written request must set forth the Claimant’s claim and must be addressed to the Committee at the Company’s principal office.
          (a) Initial Claims Decision. The Committee shall generally provide written notice to the Claimant of its decision within ninety (90) days (or forty-five (45) days for a Disability-based claim) after the claim is filed with the Committee; provided, however, that the Committee may have up to an additional ninety (90) days (or up to two (2) thirty (30) day periods for a Disability-based claim), to decide the claim, if the Committee determines that special circumstances require an extension of time to decide the claim, and the Committee advises the Claimant in writing of the need for an extension (including an explanation of the special circumstances requiring the extension) and the date on which it expects to decide the claim.
          (b) Appeals. A Claimant may appeal the Committee’s decision by submitting a written request for review to the Committee within sixty (60) days (or 180 days for a Disability-based claim) after the earlier of receiving the denial notice or after expiration of the initial review period. Such written request must be addressed to the Committee at the Company’s principal office. In connection with such request, the Claimant (and his or her authorized representative, if any) may review any pertinent documents upon which the denial was based and may submit issues and comments in writing for consideration by the Committee. If the Claimant’s request for review is not received within the earlier of sixty (60) days (or 180 days for a Disability-based claim) after receipt of the denial or after expiration of the initial review period, the denial shall be final, and the Claimant shall be barred and estopped from challenging the Committee’s determination.
          (c) Decision Following Appeal. The Committee shall generally make its decision on the Claimant’s appeal in writing within sixty (60) days (or forty-five (45) days for a Disability-based claim) following its receipt of the Claimant’s request for appeal; provided, however, that the Committee may have up to an additional sixty (60) days (or forty-five (45) days for a Disability-based claim) to decide the claim, if the Committee determines that special circumstances require an extension of time to decide the claim and the Committee advises the Claimant in writing of the need for an extension (including an explanation of the special circumstances requiring the extension) and the date on which it expects to decide the claim. The Committee shall notify the Claimant of its decision on the Claimant’s appeal in writing, regardless of whether the decision is adverse.
          (d) Decisions Final; Procedures Mandatory. A decision on appeal by the Committee shall be binding and conclusive upon all persons, and completion of the claims procedures described in this Section 6.9 shall be a mandatory precondition to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan or by another person claiming rights through such a person. The Committee may, in its sole discretion, waive the procedures described in this Section 6.9 as a mandatory precondition to such an action.
          (e) Time for Filing Legal or Equitable Action. Any legal or equitable action filed in connection with the Plan by a person claiming rights under the Plan or by another person claiming rights through such a person must commence not later than two (2) years following the earlier of the Participant’s death, Disability, Retirement, or termination of employment.
ARTICLE VII
ADMINISTRATION
     7.1 Committee Appointment. The Committee shall be appointed by the Board of Directors or its designee. Each Committee member shall serve until his or her resignation or removal. The Board of Directors, or its designee, shall have the sole discretion to remove any one or more Committee members and appoint one or more replacement or additional Committee members from time to time.
     7.2 Committee Organization and Voting. The organizational structure and voting responsibilities of the Committee shall be as set forth in the bylaws of the Committee.
     7.3 Powers of the Committee. The Committee shall have the exclusive responsibility for the general administration of this Plan according to the terms and provisions of this Plan and shall have all powers necessary to accomplish those purposes, including but not by way of limitation the right, power and authority:

          (a) to make rules and regulations for the administration of this Plan;
          (b) to construe all terms, provisions, conditions and limitations of this Plan;
          (c) to correct any defect, supply any omission or reconcile any inconsistency that may appear in this Plan in the manner and to the extent it deems expedient to carry this Plan into effect for the greatest benefit of all parties at interest;
          (d) subject to Section 6.5, to determine all controversies relating to the administration of this Plan, including but not limited to:
               (i) differences of opinion arising between the Company and a Participant in accordance with Section 6.9, except when the difference of opinion relates to the entitlement to, the amount of or the method or timing of payment of a benefit affected by a Change of Control, in which event, such difference of opinion shall be decided by judicial action; and
               (ii) any question it deems advisable to determine in order to promote the uniform administration of this Plan for the benefit of all parties at interest; and
          (e) to delegate by written notice any plan administration duties of the Committee to such individual members of the Committee, individual employees of the Company, or groups of employees of the Company, as the Committee determines to be necessary or advisable to properly administer the Plan.
     7.4 Committee Discretion. The Committee in exercising any power or authority granted under this Plan or in making any determination under this Plan shall perform or refrain from performing those acts using its sole discretion and judgment. Any decision made by the Committee or any refraining to act or any act taken by the Committee in good faith shall be final and binding on all parties, subject to the provisions of Section 6.9. The Committee’s decision shall never be subject to de novo review. Notwithstanding the foregoing, the Committee’s decisions, refraining to act or acting is to be subject to judicial review for those incidents occurring during the Plan Year in which a Change of Control occurs and during the next three (3) succeeding Plan Years.
     7.5 Reimbursement of Expenses. The Committee shall serve without compensation for their services but shall be reimbursed by Sysco for all expenses properly and actually incurred in the performance of their duties under this Plan.
     7.6 Indemnification. To the extent permitted by law, members of the Board of Directors, members of the Committee, employees of the Company, and all agents and representatives of the Company shall be indemnified by the Company, and saved harmless against any claims resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.
ARTICLE VIII
ADOPTION BY SUBSIDIARIES
     8.1 Procedure for and Status After Adoption. Any Subsidiary may, with the approval of the Committee, adopt this Plan by appropriate action of its board of directors. The terms of this Plan shall apply separately to each Subsidiary adopting this Plan and its Participants in the same manner as is expressly provided for Sysco and its Participants except that the powers of the Board of Directors and the Committee under this Plan shall be exercised by the Board of Directors of Sysco or the Committee, as applicable. Sysco and each Subsidiary adopting this Plan shall bear the cost of providing plan benefits for its own Participants. Sysco shall initially pay the costs of the Plan each Plan Year. However, each adopting Subsidiary shall then be billed back for the actuarially determined costs pertaining to it in accordance with the appropriate Financial Accounting Standards Board pronouncements. It is intended that the obligation of Sysco and each Subsidiary with respect to its Participants shall be the sole obligation of the Company that is employing the Participant and shall not bind any other Company.
     8.2 Termination of Participation by Adopting Subsidiary. Any Subsidiary adopting this Plan may, by appropriate action of its board of directors, terminate its participation in this Plan. The Committee may, in its discretion, also terminate a Subsidiary’s participation in this Plan at any time. The termination of the participation in this Plan by a Subsidiary shall not, however, affect the rights of any Participant who is working or has worked for the Subsidiary as to benefits previously accrued by the Participant under this Plan without his consent.
ARTICLE IX
AMENDMENT AND/OR TERMINATION
     9.1 Amendment or Termination of the Plan. The Board of Directors, the Committee, or their designees, may amend this Plan at any time by an instrument in writing without the consent of any adopting Company; provided, however, that authority to terminate this Plan or to make any Plan amendment that would have a significant financial statement or benefit impact on the Company shall be reserved to the Board of Directors or its designee. Notwithstanding the foregoing, in no event shall the Board of Directors have the authority to terminate this Plan during the two (2) years following a Change of Control.
     9.2 No Retroactive Effect on Awarded Benefits.

          (a) General Rule. Absent a Participant’s prior consent, no amendment shall affect the rights of such Participant to his vested Accrued Benefit or shall change such Participant’s rights under any provision relating to a Change of Control after a Change of Control has occurred
          (b) Determination of Vested Accrued Benefit. For purposes of determining the vesting percentage and time of payment of a Participant’s Accrued Benefit with respect to a Plan amendment, on and after the effective date of such amendment, a Participant shall continue to be awarded (i) Credited Service until such Participant’s Separation from Service with the Company, and (ii) years of Management Incentive Plan participation until such Participant is no longer a Management Incentive Plan participant, for purposes of vesting under Article III and the Early Payment Criteria under Section 4.2(b); provided, however, that such Participant shall not continue to be awarded Credited Service for benefit accrual purposes under Section 4.1 on or after the effective date of such amendment.
          (c) Rule for Prospective Accruals. Notwithstanding the provisions of this Section 9.2, the Board of Directors retains the right at any time to change in any manner or to discontinue the death benefit provided in Article V and/or the additional awarding of Credited Service for vesting purposes after termination for Disability, except for a period of four (4) years after a Change of Control for those persons who at that time were covered by the death benefit and those persons who at that time were covered by the additional Credited Service for vesting for Disability, and to change in any manner the retirement benefit provided in Article IV, but only as to accruals after the date of the amendment.
     9.3 Effect of Termination. Upon termination of the Plan, the following provisions of this Section 9.3 shall apply:
          (a) No new death benefit shall be provided with respect to Participants who die on or after the effective date of the Plan’s termination, and no further retirement benefits shall accrue, to the extent that such retirement benefits relate to Eligible Earnings or Credited Service earned on or after the effective date of the Plan’s termination.
          (b) The Board of Directors or its designee may, in its sole discretion, authorize distributions to Participants as a result of the Plan’s termination, provided that:
               (i) All deferred compensation arrangements sponsored by the Company that would be aggregated with this Plan under Section 1.409A-1(c) of the Treasury Regulations if the Participant participated in such arrangements are terminated;
               (ii) No distributions other than distributions that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the termination of the Plan;

               (iii) All distributions of all benefits to be provided hereunder are paid within twenty-four (24) months of the termination of the Plan; and
               (iv) The Company does not adopt a new deferred compensation arrangement at any time within five (5) years following the date of the termination of the Plan that would be aggregated with this Plan under Section 1.409A-1(c) of the Treasury Regulations if the Participant participated in this Plan and the new arrangement.
             (c) Except as otherwise provided in Section 9.3(a) and 9.3(b), on and after the effective date of the Plan’s termination, (i) the Plan shall continue to be administered as it was prior to the Plan’s termination, (ii) all retirement benefits accrued prior to the date of termination shall be payable only under the conditions, at the time, and in the form then provided in this Plan, (iii) no Participant shall be entitled to Plan benefits solely as a result of the Plan’s termination in accordance with the provisions of this Article IX, and (iv) the forfeiture provisions of Sections 6.5 and 6.6, and the restrictions set forth in Section 6.7 shall continue in effect.
ARTICLE X
FUNDING
     10.1 Payments Under This Plan are the Obligation of the Company. The Company shall pay the benefits due the Participants under this Plan; however, should it fail to do so when a benefit is due, the benefit shall be paid by the trustee of that certain trust agreement by and between the Company and JPMorgan Chase Bank, with respect to the funding of the Plan. In any event, if the trust fails to pay for any reason, the Company still remains liable for the payment of all benefits provided by this Plan.
     10.2 Plan May Be Funded Through Life Insurance Owned by the Company or a Rabbi Trust. It is specifically recognized by both the Company and the Participants that the Company may, but is not required to, purchase life insurance so as to accumulate assets to fund the obligations of the Company under this Plan, and that the Company may, but is not required to contribute any policy or policies it may purchase and any amount it finds desirable to a trust established to accumulate assets sufficient to fund the obligations of all of the Companies under this Plan. However, under all circumstances, the Participants shall have no rights to any of those policies; and, likewise, under all circumstances, the rights of the Participants to the assets held in the trust shall be no greater than the rights expressed in this Plan and the trust agreement. Nothing contained in the trust agreement which creates the funding trust shall constitute a guarantee by any Company that assets of the Company transferred to the trust shall be sufficient to pay any benefits under this Plan or would place the Participant in a secured position ahead of general creditors should the Company become insolvent or bankrupt. Any trust agreement prepared to fund the Company’s obligations under this Plan must specifically set out these principles so it is clear in that trust agreement that the Participants in this Plan are only unsecured general creditors of the Company in relation to their benefits under this Plan.
     10.3 Reversion of Excess Assets. Any adopting Company may, at any time, request the actuary, who last performed the annual actuarial valuation of the Pension Plan, to determine the present value of the Accrued Benefit assuming the Accrued Benefit to be fully vested (whether it is or not), as of the end of the Plan Year coincident with or last preceding the request, of all Participants and Beneficiaries of deceased Participants for which all Companies are or will be obligated to make payments under this Plan. If the fair market value of the assets held in the trust, as determined by the Trustee as of that same date, exceeds the total of the Accrued Benefits of all Participants and Beneficiaries by 25%, any Company may direct the trustee to return to such Company its proportionate part of the assets which are in excess of 125% of the Accrued Benefits. Each Company’s share of the excess assets shall be the Participants’ present value of the Accrued Benefit earned while in the employ of that Company as compared to the total of the present value of the Accrued Benefits earned by all Participants under the Plan times the excess assets. For this purpose, the present value of the Accrued Benefit shall be calculated using the data for the preceding Plan Year brought forward using the assumptions used to determine the actuarially determined costs according to the appropriate Financial Accounting Standards Board pronouncements. If there has been a Change of Control, to determine excess assets, all contributions made prior to the Change of Control shall be subtracted from the fair market value of the assets held in the trust as of the determination date but before the determination is made.
     10.4 Participants Must Rely Only on General Credit of the Company. It is also specifically recognized by both the Company and the Participants that this Plan is only a general corporate commitment, and that each Participant must rely upon the general credit of the Company for the fulfillment of its obligations under this Plan. Under all circumstances, the rights of Participants to any asset held by the Company shall be no greater than the rights expressed in this Plan. Nothing contained in this Plan shall constitute a guarantee by the Company that the assets of the Company will be sufficient to pay any benefits under this Plan or would place the Participant in a secured position ahead of general creditors of the Company. Though the Company may establish or become a signatory to a Rabbi Trust, as indicated in Section 10.1, to accumulate assets to fulfill its obligations, the Plan and any such trust shall not create any lien, claim, encumbrance, right, title, or other interest of any kind in any Participant in any asset held by the Company, contributed to any such trust or otherwise designated to be used for payment of any of its obligations created in this Plan. No policy or other specific asset of the Company has been or will be set aside, or will in any way be transferred to the trust or will be pledged in any way for the performance of the Company’s obligations under this Plan which would remove the policy or asset from being subject to the general creditors of the Company.
     10.5 Funding of Benefits for Participants Subject to Canadian Income Tax Laws is Prohibited. No Company employing a Participant whose income is subject to the Canadian tax laws shall be permitted to fund its obligation to that person through any Rabbi Trust, fund, sinking fund, or other financial vehicle even though under applicable law the assets held to fund the obligation are still subject to the general creditors of the Company.
ARTICLE XI
MISCELLANEOUS
     11.1 Responsibility for Distributions and Withholding of Taxes. The Committee shall furnish information, to the Company last employing the Participant, concerning the amount and form of distribution to any Participant entitled to a distribution so that the Company may make or cause the Rabbi Trust to make the distribution required. It shall also calculate the deductions from the amount of the benefit paid under this Plan for any taxes required to be withheld by federal, state or local government and shall cause them to be withheld.
     11.2 Limitation of Rights. Nothing in this Plan shall be construed:
          (a) to give a Participant any right with respect to any benefit except in accordance with the terms of this Plan;
          (b) to limit in any way the right of the Company to terminate a Participant’s employment with the Company at any time;
          (c) to evidence any agreement or understanding, expressed or implied, that the Company shall employ a Participant in any particular position or for any particular remuneration; or
          (d) to give a Participant or any other person claiming through him any interest or right under this Plan other than that of any unsecured general creditor of the Company.
     11.3 Distributions to Incompetents or Minors. Should a Participant become incompetent or should a Participant designate a Beneficiary who is a minor or incompetent, the Committee is authorized to pay the funds due to the parent of the minor or to the guardian of the minor or incompetent or directly to the minor or to apply those funds for the benefit of the minor or incompetent in any manner the Committee determines in its sole discretion.
     11.4 Nonalienation of Benefits. No right or benefit provided in this Plan shall be transferable by the Participant except, upon his death, to a named Beneficiary as provided in this Plan. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit under this Plan shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If any Participant or any Beneficiary becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under this Plan, that right or benefit shall, in the discretion of the Committee, cease. In that event, the Committee may have the Company hold or apply the right or benefit or any part of it to the benefit of the Participant or Beneficiary, his or her spouse, children or other dependents or any of them in any manner and in any proportion the Committee believes to be proper in its sole and absolute discretion, but is not required to do so.
     11.5 Reliance Upon Information. The Committee shall not be liable for any decision or action taken in good faith in connection with the administration of this Plan. Without limiting the generality of the foregoing, any decision or action taken by the Committee when it relies upon information supplied it by any officer of the Company, the Company’s legal counsel, the Company’s actuary, the Company’s independent accountants or other advisors in connection with the administration of this Plan shall be deemed to have been taken in good faith.
     11.6 Amendment Applicable to Active Participants Only Unless it Provides Otherwise. No benefit which has accrued to any Participant who has died, retired, become disabled or separated or whose participation has become frozen prior to the execution of an amendment shall be changed in amount or subject to any adjustment provided in that amendment unless the amendment specifically provides that it shall apply to those persons and it does not have the effect of reducing those persons Accrued Benefit as then fixed without their consent.
     11.7 Severability. If any term, provision, covenant or condition of this Plan is held to be invalid, void or otherwise unenforceable, the rest of this Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.
     11.8 Notice. Any notice or filing required or permitted to be given to the Committee or a Participant shall be sufficient if in writing and hand delivered or sent by U.S. mail to the principal office of the Company or to the residential mailing address of the Participant. Notice shall be deemed to be given as of the date of hand delivery or if delivery is by mail, as of the date shown on the postmark.
     11.9 Gender and Number. If the context requires it, words of one gender when used in this Plan shall include the other genders, and words used in the singular or plural shall include the other.
     11.10 Governing Law. The Plan shall be construed, administered and governed in all respects by the laws of the State of Texas.
     11.11 Effective Date. This Plan was originally operative and effective on July 3, 1988. The provisions of this restatement are effective as of January 1, 2005, except as otherwise provided herein.

     11.12 Compliance with Section 409A.
(a) Interpretation. The Plan (i) is intended to comply with, (ii) shall be interpreted and its provisions shall be applied in a manner that is consistent with, and (iii) shall have any ambiguities therein interpreted, to the extent possible, in a manner that complies with Section 409A.
(b) Amendment for Compliance with Section 409A. As of the date the Plan is adopted, final Treasury Regulations have not been issued under Section 409A. It is Sysco’s intention that, to the extent that (i) any terms of the Plan conflict with Section 409A, or (ii) Section 409A would require alternate or additional Plan provisions in order for the Plan to comply with the requirements of Section 409A, the Plan shall be amended in a manner that complies with the requirements of Section 409A. To that end, once such final Treasury Regulations are issued, Sysco shall conform the Plan to the requirements of Section 409A and the final Treasury Regulations and other interpretive authority promulgated thereunder.
     IN WITNESS WHEREOF, the Company has executed this document on this 29th day of December, 2005.

SYSCO CORPORATION

By:	/S/ JOHN STUBBLEFIELD

Name:	John Stubblefield
Title:	Executive Vice President

Exhibit A
Non-Competition Agreement Covenants
Subsidiary Employee
X. Non-Competition.
     (a) Definitions.
          (x) “Competing Business” shall mean any person or entity that engages in a commercial business that is the same or substantially similar to [SUBSIDIARY]’s Business, and only that portion of the business that is in competition with [SUBSIDIARY]’s Business.
          (x) “Confidential Information” shall mean all information, other than Trade Secrets (as defined in Section X(a)(x) below), of SYSCO, [SUBSIDIARY], and/or its or their affiliates that: (A) is used, or is developed to be used, in the business of, results from the research or development activities of, or is provided by a customer or supplier of, SYSCO, [SUBSIDIARY], and/or its or their affiliates; (B) is private or confidential in that the information is not generally known or is available to the public; and (C) gives SYSCO, [SUBSIDIARY], and/or its or their affiliates, customers or suppliers an opportunity to obtain an advantage over competitors who do not know or use such information. Notwithstanding the foregoing, Confidential Information shall not include any information that Executive proves: (A) was known or independently developed by Executive prior to the time of receipt from SYSCO, [SUBSIDIARY], and/or its or their affiliates, as long as such information was not acquired, either directly or indirectly, from any of these entities; (B) is or becomes publicly known through no direct or indirect act, fault or omission of Executive; (C) is or becomes part of the public domain through no direct or indirect act, fault or omission of Executive; or (d) was received by Executive from a third party having the legal right to transmit the same without restriction as to use and disclosure, and such receipt was not in connection with any business relationship or prospective business relationship with SYSCO and/or [SUBSIDIARY]; provided, however, that a combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or otherwise are within such exceptions, as previously described, unless the combination itself is in the public domain or otherwise is entirely within any one such exception.
          (x) “Customer” shall mean those actual or prospective customers of [SUBSIDIARY] with whom Executive had contact on behalf of [SUBSIDIARY] or SYSCO at any time during the two (2) years immediately preceding the Termination Date.
          (x) “[SUBSIDIARY]’s Business” shall mean [description of SUBSIDIARY’s business] by [SUBSIDIARY] as of the date of Executive’s execution of this Agreement. Executive acknowledges and agrees that, by virtue of Executive’s specific responsibilities for [SUBSIDIARY], Executive fully understands the identity of all products [sold/distributed] by [SUBSIDIARY] and the customers served by [SUBSIDIARY] at the time of execution of this Agreement.
          (x) “SERP” shall mean the Sysco Corporation Supplemental Executive Retirement Plan, as amended from time to time.
          (x) “Termination Date” shall mean [Date].
          (x) “Territory of [SUBSIDIARY]” shall mean all of the counties wherein [SUBSIDIARY] maintains a place of business in the locations identified on [[SUBSIDIARY]’s website (www.[address])]/[the attached Appendix A1] and all of the counties in which [SUBSIDIARY] presently serves its customers as of the date of Executive’s execution of this Agreement. As of the date of Executive’s execution of this Agreement, Executive moreover represents and warrants that he fully and completely understands the locations subsumed within the Territory of [SUBSIDIARY], either by virtue of his general and longstanding knowledge of the operations of [SUBSIDIARY], the information provided to him in his capacity as a [type of officer] officer of [SUBSIDIARY] and/or the information made available to the public by [SUBSIDIARY], whether via the Internet or otherwise. Furthermore, as a [type of officer] officer of [SUBSIDIARY], Executive personally has been responsible for [distributing/selling and/or actively directing the distribution/sale of products] to all locations within the Territory of [SUBSIDIARY].
          (x) “Trade Secrets” shall mean any and all information of SYSCO, [SUBSIDIARY], or any of its or their affiliates, licensors, suppliers or customers, or prospective licensors, suppliers or customers that is not commonly known by or available to the public and which: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets include, without limitation, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, and a list of actual or potential customers or suppliers.
     (b) Covenants Provided by Executive. As part of the inducement to [SUBSIDIARY] and SYSCO to enter into this Agreement, and in exchange for the good and valuable consideration provided to Executive pursuant to this Agreement, Executive hereby covenants and agrees as follows:
          (1) From the date of Executive’s execution of this Agreement until the date that is two (2) years following the Termination Date, Executive will not, either directly or indirectly, for his own account or on behalf of any Competing Business, solicit suppliers whom Executive contacted on behalf of [SUBSIDIARY] or SYSCO during the twelve (12) months prior to the Termination Date, to the extent that such solicitation in any way involves the use or disclosure of any Trade Secrets, Confidential Information, and/or other proprietary knowledge acquired during Executive’s employment with [SUBSIDIARY].
          (2) From the date of Executive’s execution of this Agreement until the date that is two (2) years following the Termination Date, Executive will not, either directly or indirectly, for his own account or on behalf of any Competing Business, and within the Territory of [SUBSIDIARY], perform any of the individual duties that are the same or substantially similar to the individual duties that Executive performed for [SUBSIDIARY] during the twelve (12) months prior to the Termination Date.
          (3) From the date of Executive’s execution of this Agreement until the date that is two (2) years following the Termination Date, Executive will not, either directly or indirectly, in competition with [SUBSIDIARY]’s Business, solicit, entice or recruit for a Competing Business, attempt to solicit, entice or recruit for a Competing Business, or attempt to divert or appropriate to a Competing Business, any Customer.
          (4) From the date of Executive’s execution of this Agreement until the date that is two (2) years following the Termination Date, Executive will not, either directly or indirectly, solicit, entice, encourage, or recruit any employee of [SUBSIDIARY] or any employee of SYSCO or any operating company of SYSCO to leave such position to join a Competing Business.
          (5) From the date of Executive’s execution of this Agreement until the date that is two (2) years following the Termination Date, Executive shall not make any disparaging comments or accusations detrimental to the reputation, business, or business relationships of [SUBSIDIARY] or SYSCO; provided, that Executive may cure a violation of this provision by retracting any such comments or accusations within sixty (60) days after written notice demanding such retraction has been provided to him by or on behalf of the Company. In the event that Executive becomes legally compelled to disclose information that may be disparaging to the [SUBSIDIARY] or SYSCO, or detrimental to the business or business relationships of [SUBSIDIARY] or SYSCO, he shall provide SYSCO with prompt notice so that it may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order remedy is not obtained, or that SYSCO waives compliance with the provisions of this Agreement, Executive will furnish only such information that he is advised by written opinion of counsel is legally required and will exercise his best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded any Confidential Information.
          (6) From the date of Executive’s execution of this Agreement until the date that is two (2) years following the Termination Date, Executive shall not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, transfer, or fail to hold in confidence, directly or indirectly, in any form, by any means, or for any purpose, any Trade Secrets or Confidential Information or any portion thereof and all materials relating thereto. Executive also agrees that he shall return to the Company, immediately upon request, any and all Trade Secrets or Confidential Information or any portion thereof and all materials relating thereto in his possession.
          (7) Executive understands that the provisions of this Section [X] have been carefully designed to: (i) restrict Executive’s activities to the minimum extent necessary to protect the customer and/or other business relationships of [SUBSIDIARY] and its parent, subsidiaries and affiliates in a manner that is consistent with law; (ii) account for the fact that Executive’s knowledge of the Confidential Information and Trade Secrets of [SUBSIDIARY] and SYSCO is so extensive as to make it impossible for Executive not to use and benefit from that information if working for a Competing Business; and (iii) protect against the use of the Confidential Information and Trade Secrets of [SUBSIDIARY] and SYSCO by Executive on behalf of a Competing Business, which Executive acknowledges would be unfair and harmful. Executive has carefully considered these restrictions, and Executive confirms that they will not unduly restrict his ability to obtain a livelihood or engage in any lawful trade, profession or business. Executive therefore acknowledges: (i) the reasonableness of the term and scope of the covenants set forth in this Section [X]; (ii) that Executive will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth in this Section [X]; (iii) that [SUBSIDIARY] will suffer irreparable loss and damage if Executive should breach or violate any of the covenants set forth in this Section [X]; and (iv) that, in addition to any other remedies available hereunder or by law, [SUBSIDIARY] shall be entitled to a temporary restraining order and/or injunction to prevent any breach or contemplated breach by Executive and by any person or entity to whom Executive provides or proposes to provide any services in violation of any of the covenants contained in this Section [X].
          (8) Executive understands that the consideration of benefits under the SERP is being provided in express exchange for the covenants provided by Executive in the foregoing subsections of this Section [X](b). If Executive violates any of such covenants during the stated restricted period, Executive understands and agrees that he shall forfeit the right to receive any future payments of SERP benefits and any other applicable benefits according to the terms of this Agreement and each applicable plan.
          (9) The parties hereto expressly consent to a court of competent jurisdiction that meets the forum requirements of Section [X](b)(10) hereof reforming any of the foregoing covenants to the least extent necessary to prevent any such covenant from being unenforceable, and state their preference for such reformation over voiding any such covenant. Each of the foregoing covenants is independent of, and severable from, the others. If any covenant shall be found unenforceable for any reason, such finding will have no effect on the remaining covenants.
          (10) In light of the parties’ substantial contacts with the State of Texas and the parties’ interests in ensuring that disputes regarding the interpretation, validity, and enforceability of this Agreement are resolved on a uniform basis, the parties agree that: (i) any litigation involving any noncompliance with or breach of this Agreement, or regarding the interpretation, validity, and/or enforceability of this Agreement, shall be filed and conducted in the state or federal courts in Houston or Harris County, Texas; and (ii) the laws of the State of Texas, without regard to any conflict of law principles, shall govern this Agreement, except to the extent that such laws are pre-empted by any applicable federal law.

Exhibit B
Non-Competition Agreement Covenants
Corporate Employee
X. Non-Competition.
     (a) Definitions.
          (1) “Competing Business” shall mean any person or entity that engages in a commercial business that is the same or substantially similar to SYSCO’s Business, and only that portion of the business that is in competition with SYSCO’s Business.
          (x) “Confidential Information” shall mean all information, other than Trade Secrets (as defined in Section X(a)(x) below), of SYSCO and/or its affiliates that: (A) is used, or is developed to be used, in the business of, results from the research or development activities of, or is provided by an actual or prospective customer or supplier of, SYSCO and/or its affiliates; (B) is private or confidential in that the information is not generally known or is available to the public; and (C) gives SYSCO and/or its affiliates, customers or suppliers an opportunity to obtain an advantage over competitors who do not know or use such information. Notwithstanding the foregoing, Confidential Information shall not include any information that Executive proves: (A) was known or independently developed by Executive prior to the time of receipt from SYSCO and/or its affiliates, as long as such information was not acquired, either directly or indirectly, from any of these entities; (B) is or becomes publicly known through no direct or indirect act, fault or omission of Executive; (C) is or becomes part of the public domain through no direct or indirect act, fault or omission of Executive; or (d) was received by Executive from a third party having the legal right to transmit the same without restriction as to use and disclosure, and such receipt was not in connection with any business relationship or prospective business relationship with SYSCO; provided, however, that a combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or otherwise are within such exceptions, as previously described, unless the combination itself is in the public domain or otherwise is entirely within any one such exception.
          (x) “Customer” shall mean those actual or prospective customers of [SYSCO] with whom Executive had contact on behalf of SYSCO at any time during the two (2) years immediately preceding the Termination Date.
          (x) “SYSCO’s Business” shall mean the sale and distribution of food and food-related products by SYSCO as of the date of Executive’s execution of this Agreement. Executive acknowledges and agrees that, by virtue of Executive’s specific responsibilities for SYSCO, Executive fully understands the identity of the products sold and distributed by SYSCO and the customers served by SYSCO at the time of execution of this Agreement.
          (x) “SERP” shall mean the Sysco Corporation Supplemental Executive Retirement Plan, as amended from time to time.
          (x) “Termination Date” shall mean [Date].
          (x) “Trade Secrets” shall mean any and all information of SYSCO or any of its affiliates, licensors, suppliers or customers, or prospective licensors, suppliers or customers that is not commonly known by or available to the public and which: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets include, without limitation, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, and a list of actual or potential customers or suppliers.

1

     (b) Covenants Provided by Executive. As part of the inducement to SYSCO to enter into this Agreement, and in exchange for the good and valuable consideration provided to Executive pursuant to this Agreement, Executive hereby covenants and agrees as follows:
          (1) From the date of Executive’s execution of this Agreement until the date that is two (2) years following the Termination Date, Executive will not, either directly or indirectly, for his own account or on behalf of any Competing Business, solicit suppliers whom Executive contacted on behalf of SYSCO during the twelve (12) months prior to the Termination Date, to the extent that such solicitation in any way involves the use or disclosure of any Trade Secrets, Confidential Information, and/or other proprietary knowledge acquired during Executive’s employment with SYSCO.
          (2) From the date of Executive’s execution of this Agreement until the date that is two (2) years following the Termination Date, Executive will not, either directly or indirectly, in competition with SYSCO’s Business, solicit, entice or recruit for a Competing Business, attempt to solicit, entice or recruit for a Competing Business, or attempt to divert or appropriate to a Competing Business, any Customer.
          (3) From the date of Executive’s execution of this Agreement until the date that is two (2) years following the Termination Date, Executive will not, either directly or indirectly, solicit, entice, encourage, or recruit any employee of SYSCO or any employee of SYSCO or any operating company of SYSCO to leave such position to join a Competing Business.
          (4) From the date of Executive’s execution of this Agreement until the date that is two (2) years following the Termination Date, Executive shall not make any disparaging comments or accusations detrimental to the reputation, business, or business relationships of SYSCO; provided, that Executive may cure a violation of this provision by retracting any such comments or accusations within sixty (60) days after written notice demanding such retraction has been provided to him by or on behalf of the Company. In the event that Executive becomes legally compelled to disclose information that may be disparaging to the SYSCO, or detrimental to the business or business relationships of SYSCO, he shall provide SYSCO with prompt notice so that it may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order remedy is not obtained, or that SYSCO waives compliance with the provisions of this Agreement, Executive will furnish only such information that he is advised by written opinion of counsel is legally required and will exercise his best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded any Confidential Information.
          (5) From the date of Executive’s execution of this Agreement until the date that is two (2) years following the Termination Date, Executive shall not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, transfer, or fail to hold in confidence, directly or indirectly, in any form, by any means, or for any purpose, any Trade Secrets or Confidential Information or any portion thereof and all materials relating thereto. Executive also agrees that he shall return to the Company, immediately upon request, any and all Trade Secrets or Confidential Information or any portion thereof and all materials relating thereto in his possession.
          (6) Executive understands that the provisions of this Section [X] have been carefully designed to: (i) restrict Executive’s activities to the minimum extent necessary to protect the customer and/or other business relationships of SYSCO and its subsidiaries and affiliates in a manner that is consistent with law; (ii) account for the fact that Executive’s knowledge of the Confidential Information and Trade Secrets of SYSCO and SYSCO is so extensive as to make it impossible for Executive not to use and benefit from that information if working for a Competing Business; and (iii) protect against the use of the Confidential Information and Trade Secrets of SYSCO by Executive on behalf of a Competing Business, which Executive acknowledges would be unfair and harmful. Executive has carefully considered these restrictions, and Executive confirms that they will not unduly restrict his ability to obtain a livelihood or engage in any lawful trade, profession or business. Executive therefore acknowledges: (i) the reasonableness of the term and scope of the covenants set forth in this Section [X]; (ii) that Executive will

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not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth in this Section [X]; (iii) that SYSCO will suffer irreparable loss and damage if Executive should breach or violate any of the covenants set forth in this Section [X]; and (iv) that, in addition to any other remedies available hereunder or by law, SYSCO shall be entitled to a temporary restraining order and/or injunction to prevent any breach or contemplated breach by Executive and by any person or entity to whom Executive provides or proposes to provide any services in violation of any of the covenants contained in this Section [X].
          (7) Executive understands that the consideration of benefits under the SERP is being provided in express exchange for the covenants provided by Executive in the foregoing subsections of this Section [X](b). If Executive violates any of such covenants during the stated restricted period, Executive understands and agrees that he shall forfeit the right to receive any future payments of SERP benefits and any other applicable benefits according to the terms of this Agreement and each applicable plan.
          (8) The parties hereto expressly consent to a court of competent jurisdiction that meets the forum requirements of Section [X](b)(9) hereof reforming any of the foregoing covenants to the least extent necessary to prevent any such covenant from being unenforceable, and state their preference for such reformation over voiding any such covenant. Each of the foregoing covenants is independent of, and severable from, the others. If any covenant shall be found unenforceable for any reason, such finding will have no effect on the remaining covenants.
          (9) In light of the parties’ substantial contacts with the State of Texas and the parties’ interests in ensuring that disputes regarding the interpretation, validity, and enforceability of this Agreement are resolved on a uniform basis, the parties agree that: (i) any litigation involving any noncompliance with or breach of this Agreement, or regarding the interpretation, validity, and/or enforceability of this Agreement, shall be filed and conducted in the state or federal courts in Houston or Harris County, Texas; and (ii) the laws of the State of Texas, without regard to any conflict of law principles, shall govern this Agreement, except to the extent that such laws are pre-empted by any applicable federal law.

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